Exhibit (10.1)

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”) is made and entered into as of 11 March 2020 (the “Effective Date”), by and among Ecolab Inc., a Delaware corporation (together with all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”), and Jill Wyant (“Executive”). In consideration of the mutual promises made below, Company and Executive agree as follows:

WHEREAS, Executive is currently serving as the Executive Vice President Regions for the Company;

WHEREAS,  in appreciation and recognition of Executive’s many contributions to the Company, in particular her positive leadership, partnership, and commitment to the Company, and based on Executive’s and Company’s mutual desire to provide for an orderly transition of Executive’s duties and responsibilities, we are entering into this Agreement whereby Executive and the Company have agreed that Executive will voluntarily separate from employment with the Company on March 31, 2021, and that Executive will receive certain compensation through such date pursuant to this Agreement;

WHEREAS, in furtherance of the foregoing, Executive and the Company have mutually negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the covenants and mutual promises made below, the parties agree as follows:

1. Employment; Duties.

a. Transition Period. During the period beginning on the Effective Date and ending on the Separation Date (as defined in Section 1(c) below) (such period the “Transition Period”), Executive shall continue to serve the Company as its Executive Vice President of Global Regions and perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Chief Executive Officer (“CEO”). During the Transition Period, the Executive shall (x) transition such duties and responsibilities to such individuals as the CEO may designate, including to Executive’s successor(s), (y) provide such assistance directly related to the successor(s) as may be requested by the CEO, and (z) have and perform such duties, responsibilities and authority directly related to Executive’s current role as may be assigned by the CEO from time to time. If the Company determines in its sole discretion that Executive has transitioned all of her duties and responsibilities prior to March 31, 2021, then Executive will hold the title of Executive Vice President of Innovation and Transformation (“EVP Innovation and Transformation”) and provide such transition assistance as may be requested by the Company through March 31, 2021, and during the period from such determination through March 31, 2021, shall have such duties, responsibilities and authority commensurate with an EVP title and Executive’s experience as may be assigned by the CEO.

b. Employment Conditions. During the Transition Period and through the Separation Date, Executive shall be able to perform her assigned duties remotely, except as reasonably directed to

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the contrary by the CEO, and shall be expected to work at least twenty hours per week during the Transition Period and through the Separation Date.

c. Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of (i) the date on which Executive’s employment is terminated by the Company for Cause, (ii) the date Executive voluntarily terminates her employment with the Company or (iii) March 31, 2021. For the purposes of this Agreement, “Cause” has the same meaning as that term is defined in the Ecolab Inc. 2010 Stock Incentive Plan (“Stock Plan”).

2. Compensation. As compensation for Executive’s continuing employment and service pursuant to this Agreement (whether in Executive’s current position or EVP Innovation and Transformation as provided in Section 1), and the respective terms and conditions thereof, and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) comply with the Company’s Code of Conduct and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, (C) comply with all covenants regarding arbitration, non-competition, non-solicitation, confidential information and any other restrictive covenants to which Executive has agreed as part of her employment with the Company (the covenants described in the immediately preceding clauses (A) through (C) of this Section 2 are collectively referred to as the “Covenants”); and provided, that Executive timely signs and returns this Agreement, complies with the Covenants, executes and does not revoke the Agreement, the Initial Release and/or Second Release, as applicable, and otherwise complies with this Agreement, Executive’s compensation and benefits shall be as follows:

a. Base Salary and Compensation and Benefit Plan Participation. From the Effective Date through the Separation Date, Executive will (i) receive her base salary as in effect on the Effective Date, which may be adjusted upwards (but not downwards) from time to time in the discretion of the Company, (ii) continue to participate in the Company’s Management Incentive Plan (“MIP”) for the 2020 fiscal year subject to the terms and conditions of the MIP, including the requirement that Executive remain employed through December 31, 2020, die, or become disabled, to be eligible for the 2020 MIP bonus, (iii) continue to participate in the Stock Plan subject to the terms and conditions of the Stock Plan and applicable award agreements, (iv) participate in the Company’s applicable pension or retirement plans in which Executive participates as of the Effective Date, (v) continue to participate in all health and welfare benefit plans in which Executive is enrolled as of the Effective Date, and (vi) continue to participate in other perquisite programs, and expense reimbursement and vacation policies, as all such foregoing plans, programs and policies may be in effect from time to time (each a “Plan” and collectively, the “Plans”). For clarity, nothing in this Agreement prevents the Company from amending or terminating any Plan in a manner that affects all eligible employees or senior executives of the Company, including Executive, in the same or substantially similar manner.

b. Tax Equalization Policy. Executive and Company agree that the terms of the Global Tax Equalization Policy (including the United States Addendum) that applies to similarly situated Company employees, continues to apply to Executive during the Transition Period and after the Separation Date until such time as Executive no longer has income from Company subject to the Tax Equalization Policy. For clarity, this includes Company’s obligation to provide the information needed for Executive’s personal tax returns for such tax years, and Executive’s and Company’s obligations to pay the required actual or hypothetical taxes as set forth in the policy.

c. Additional Stock Plan Grants. Executive shall not be eligible for any additional grants or awards under the Stock Plan after the Effective Date.
d. 2021 MIP. Executive shall not be eligible to earn a MIP bonus in the 2021 fiscal year.
e. Severance. Executive shall not be eligible for any severance following the Separation Date, regardless of the reason for Executive’s termination of employment.

3. Administration of Compensation and Benefits Plans.  Executive understands and agrees that, except as expressly provided for in this Agreement, all compensation and benefit plans, policies and programs in which Executive participates because of employment with the Company shall be administered pursuant to their standard terms, provisions and administrative practices and policies that are then in effect, as interpreted and applied by the Company or the plan administrator(s) as applicable.

4. No Additional Entitlements.  Executive understands and acknowledges that she will have no further entitlements, other than (a) those specifically recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans.  Executive hereby acknowledges that she has no interest in or claim of right to any severance benefits, reinstatement, reemployment or employment with the Company (except employment during the Transition Period), and Executive forever waives any interest in or claim of right to any severance benefits or future employment by the Company.

5. Withholding. All payments required to be made by the Company under this Agreement to Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6. Execution of Agreement; Release of Claims. Executive’s eligibility pursuant to this Agreement are contingent upon (a)  Executive executing and delivering to the Company this Agreement, including the general release of claims under Section 8 below (the “Initial Release”), by 8:00 p.m. (CST) on 11 March 2020, (b)  Executive executing and delivering to the Company within twenty-one (21) calendar days following the Separation Date, a release of claims in substantially the same form as Attachment A to this Agreement, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.

7. Consideration.   In consideration for the Agreement and the Initial Release (but not the Second Release, which has additional and different consideration as provided in Section 3 of the Second Release), and the mutual covenants contained herein, the Company is providing Executive good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including continued employment on a reduced schedule for the same base salary as provided before the reduction in schedule and continued access to trade secrets and confidential information of the Company to which Employee would not have access nor been supplied but for Employee’s relationship with the Company.

8. General Release.  Except as expressly provided in this Agreement, Executive releases the Company (and its present and former affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present directors, employees, officers, benefit plans, and other entities or individuals acting for any of them, from any known or unknown claims of any type to date regarding her employment, its end, or the Company. This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:

•	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Agreement;
•

violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;

•	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;
•	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and
•	participation in any class or collective action.

9. Exclusions from General Release.   Excluded from the General Release in Section 8 above are (a) any claims arising after Executive signs this Agreement; (b) claims for breach of this Agreement; (c) claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans, and (d) claims relating to Executive’s right to receive indemnification from the Company as provided in the Company’s governing documents or in any agreement between Executive and the Company. Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving her right to recover any money in connection with such a charge or investigation. Executive is also waiving her right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that she may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.  Further, the Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in the General Release in Section 8 prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.

10. Covenant Not to Sue.  A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 8 above. Besides waiving and releasing the claims covered by Section 8 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 8 above, but excluding claims excluded from the General Release language in Section 9 and provided further that  Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Executive sues the Company in violation of this Agreement, she shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Agreement, the Company can require Executive to return all but $500 of the money paid to her pursuant to this Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under Section 2 of this Agreement or under Section 3 of the Second Release, it being acknowledged, that it would not violate any part of this Agreement for Executive to sue Company to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.

11. Non-disparagement.  Executive agrees not to make statements that criticize or otherwise disparage the Company which, viewed objectively, materially disrupt or impair the Company’s normal, ongoing business operations, or materially harm the Company’s reputation with other employees, customers, suppliers, regulators or the general public, and Company agrees not to make statements (and agrees to instruct its officers and directors not to make statements) that criticize or otherwise disparage Executive which, viewed objectively, materially harm the Executive’s reputation with the general public.  This provision does not apply on occasions when Executive or Company (or any Company director, employee, officer, benefit plan or other entity or individual acting for any of them) is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. This provision also does not apply on occasions when Executive is speaking with representatives of the Company as part of a Company investigation.  The Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in this Agreement prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.

12. Severability.  If any provision of this Agreement is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

13. Non-Admissions. The fact and terms of the Initial Release are not an admission by the Company of liability or other wrongdoing under any law.

14. Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, except insofar as an interpretation or enforcement issue is governed by federal law.  Executive agrees that a court of competent jurisdiction in the State of Minnesota will adjudicate any dispute under this Agreement.

15. Revocation.  After Executive signs this Agreement, she will have fifteen days to revoke it if she changes her mind. If Executive wants to revoke the Agreement, she should deliver a written revocation to the Company’s General Counsel within fifteen (15) days after she signs it.

16. Additional Executive Acknowledgments. Executive also agrees that:
*	She is entering this Agreement knowingly and voluntarily;

*	She has been advised by this Agreement to consult with an attorney before signing this Agreement;
*	She is not otherwise entitled to the consideration provided in Section 7;
*	She is not entitled to severance; and
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This Agreement, the Initial Release and the Second Release are the entire agreement Executive and the Company regarding the transition of her duties through the Transition Period, and the terms of her continued employment through the Separation Date.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EXECUTIVE

Date	Jill Wyant

ECOLAB INC.

Date	By:

Title:

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Attachment A

SECOND RELEASE AGREEMENT

THIS SECOND RELEASE AGREEMENT (“Second Release”) is made and entered into between Jill Wyant (“Executive”) and Ecolab Inc., a Delaware corporation (together with all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”). In consideration of the mutual promises made below, Company and Executive agree as follows:

1.Termination of Employment. Executive’s last day of employment with Company was [__________], 2021 (the “Separation Date”).

2.Payment Through Separation Date. The Company has paid Executive for all services rendered through the Separation Date, in accordance with Company’s regular payroll schedule or as otherwise permitted under applicable state law. Executive has received all her pay, benefits and paid/unpaid time-off due. Executive has been reimbursed for all business expenses consistent with the Company’s policies.

3.Separation Consideration. In consideration for this Second Release, and the mutual covenants contained herein, the Company is providing Executive additional good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including its agreement to permit Executive continued employment from the effective date of the Employment Transition Agreement entered into between the Company and Executive, and dated 11 March 2020 (“Agreement”) through the Separation Date on a reduced schedule in order for Executive to receive her 2020 bonus under the Company’s Management Incentive Plan (“MIP”) subject to the terms and conditions of the MIP and continue to participate in the Ecolab Inc. 2010 Stock Incentive Plan (“Stock Plan”) subject to the terms and conditions of the Stock Plan and applicable award agreements.

4.General Release.  In addition to the initial release of claims in the Agreement (“Initial Release”), and except as expressly provided in this Second Release, Executive releases the Company (and its present and former affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present directors, employees, officers, benefit plans, and other entities or individuals acting for any of them, from any known or unknown claims of any type to date regarding her employment, its end, or the Company.  This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:

•	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Second Release;
•

violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;

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•	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;
•	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and
•	participation in any class or collective action.

5.Exclusions from General Release.  Excluded from the General Release in Section 4 above are (a) any claims arising after Executive signs this Release; (b) claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans, and (c) claims relating to Executive’s right to receive indemnification from the Company as provided in the Company’s governing documents or in any agreement between Executive and the Company.  Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving her right to recover any money in connection with such a charge or investigation.  Executive is also waiving her right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that she may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.  Further, the Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in the General Release in Section 4 prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.

6.Covenant Not to Sue.  A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 4 above, but excluding claims excluded from the General Release language in Section 5 and provided further that  Executive may bring a claim against the Company to enforce the Agreement or to challenge the validity of the Agreement, the Initial Release and/or the Second Release under the ADEA. If Executive sues the Company in violation of this Section, she shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Section, the Company can require Executive to return all but $500 of the money paid to her pursuant to the Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under Section 2 of the Agreement and Section 3 of the Second Release, it being acknowledged, that it would not violate any part of the Agreement or the Second Release for Executive to sue Company to enforce the Agreement, or to challenge the validity of the Agreement, the Initial Release and/or Second Release under the ADEA.

7.Non-Admissions.  The fact and terms of this Second Release are not an admission by the Company of liability or other wrongdoing under any law.

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8.Company Property.  Executive returned, did not tamper with, and has no access to, any Company property such as equipment, credit cards, keys, software, work product, hard/soft document originals/copies, current/former/prospective customer lists, confidential information of the Company (including, but not limited to board materials, financial information, and trade secrets) and any other materials in any media.  Upon request, Executive will provide the Company access to any of her personal electronic document storage accounts or electronic devices to confirm or permit removal of any Company property. Nothing here interferes with Executive’s claims or rights in the Release Exclusions Section 5.

9.Continuing Obligations of Agreement.   The execution of this Second Release does not supersede or otherwise relieve Executive from any continuing obligations owed by her to the Company under the terms of the Agreement.

10.Severability.  If any provision of this Second Release is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11.Governing Law.  This Second Release shall be interpreted and enforced in accordance with the laws of the State of Minnesota, except insofar as an interpretation or enforcement issue is governed by federal law. Executive agrees that a court of competent jurisdiction in the State of Minnesota will adjudicate any dispute under this Second Release.

12.Revocation.  After Executive signs this Second Release, she will have fifteen days to revoke it if she changes her mind.  If Executive wants to revoke the Second Release, she should deliver a written revocation to the Company’s General Counsel within fifteen days after she signs it. If she does not revoke this Second Release, she will receive the separation consideration described in Section 3.

13.Additional Executive Acknowledgments.  Executive also agrees that:

•	She is entering this Second Release knowingly and voluntarily;
•	She has been advised by this Second Release to consult with an attorney before signing this Second Release;
•	She understands she may take up to twenty-one (21) days to consider this Second Release before signing it;
•	She is not otherwise entitled to the separation consideration referenced in Section 3;
•	She is not entitled to severance; and

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•

The Agreement, the Initial Release and this Second Release are the entire agreement between her and the Company regarding the transition of her duties through the Separation Date, and the terms of her continued employment through the Separation Date. Executive understands that her failure to execute this Second Release will not relieve her of any continuing obligations owed by her under the terms of the Agreement and/or the Initial Release.

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IN WITNESS WHEREOF, the undersigned have executed this Second Release as of the date first written above.

EXECUTIVE

Date	Jill Wyant

ECOLAB INC.

Date	By:

Title:

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